Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel R. Henry, George W. Gresham and Steven F. Coleman, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the NetSpend Holdings, Inc. 2012 Employee Stock Purchase Plan and the NetSpend Holdings, Inc. Deferred Compensation Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with such state commissions and other agencies as necessary, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Daniel R. Henry	Director and Chief Executive Officer	June 1, 2012
Daniel R. Henry

/s/ Andrew W. Adams	Director	May 30, 2012
Andrew W. Adams

	Director	, 2012
Alexander R. Castaldi

/s/ Ann H. Lamont	Director	May 30, 2012
Ann H. Lamont

/s/ Thomas A. McCullough	Director	May 30, 2012
Thomas A. McCullough

	Director	, 2012
Francisco J. Rodriguez

/s/ Daniel M. Schley	Director	May 29, 2012
Daniel M. Schley

/s/ Stephen A. Vogel	Director	May 29, 2012
Stephen A. Vogel